October 5, 2005

VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re:  Dominion Resources, Inc. Form RW (Request for Withdrawal),
       Post-Effective Amendment No. 1 to Application-Declaration on
       Form U-1 - File Number 70-9967 filed June 6, 2003

Ladies and Gentlemen:

Dominion Resources, Inc. ("DRI"), a registered public utility holding company under the Public Utility Holding Company Act of 1935 (the "Act") and the undersigned wholly-owned subsidiary companies hereby withdraw their pending application in the above-referenced file.

If you have any questions regarding this request for withdrawal, please contact Sharon Burr, counsel to the registrant at (804) 819-2171.

Sincerely,

DOMINION RESOURCES, INC.
DOMINION ENERGY, INC.
DOMINION RESERVES, INC.
DOMINION OHIO ES, INC.
DOMINION RESOURCES SERVICES, INC.
DOMINION ALLIANCE HOLDING, INC.
ELWOOD II HOLDINGS, LLC
ELWOOD III HOLDINGS, LLC
KINCAID GENERATION, LLC
DT SERVICES, INC.
DOMINION METERING SERVICES, INC.
DOMINION ENERGY TECHNOLOGIES, INC.
CONSOLIDATED NATURAL GAS COMPANY
CNG COAL COMPANY
CNG INTERNATIONAL CORPORATION
DOMINION IROQUOIS, INC.
CNG PIPELINE COMPANY
CNG POWER SERVICES CORPORATION
DOMINION EXPLORATION & PRODUCTION, INC.
DOMINION PRODUCTS AND SERVICES, INC.
DOMINION RETAIL, INC.
DOMINION FIELD SERVICES, INC.
DOMINION MEMBER SERVICES, INC.
DOMINION TRANSMISSION, INC.
THE EAST OHIO GAS COMPANY
HOPE GAS, INC.
THE PEOPLES NATURAL GAS COMPANY
CNG MAIN PASS GAS GATHERING CORPORATION
CNG OIL GATHERING CORPORATION
DOMINION OKLAHOMA TEXAS
EXPLORATION & PRODUCTION, INC.
DOMINION GREENBRIER, INC.
DOMINION NATURAL GAS STORAGE, INC.
DOMINION TECHNICAL SOLUTIONS, INC.
DOMINION TELECOM, INC..
VIRGINIA POWER NUCLEAR SERVICES, INC.
VIRGINIA POWER ENERGY MARKETING, INC.
VIRGINIA POWER SERVICES ENERGY CORP., INC.
TIOGA PROPERTIES, LLC
DOMINION COVE POINT, INC.

       /s/ James F. Stutts
James F. Stutts
as attorney

cc:  Catherine A. Fisher
      Assistant Director
      Office of Public Utility Regulation

      Robert Edwards, Esq.